Exhibit 12.1

SunTrust Banks, Inc.

Ratio of Earnings to Fixed Charges

(In thousands)

	Year Ended December 31
	2005		2004		2003		2002		2001		2000
Ratio 1 - including deposit interest
Earnings:
Income before income taxes and extraordinary gain	$2,866,395		$2,257,026		$1,909,138		$1,823,324		$2,029,440		$1,919,556
Fixed charges	3,203,493		1,577,826		1,490,092		1,932,209		3,065,973		3,775,173

Total	$6,069,888		$3,834,852		$3,399,230		$3,755,533		$5,095,413		$5,694,729

Fixed charges:
Interest on deposits	$1,832,975		$766,188		$771,631		$1,117,296		$1,812,385		$2,452,919
Interest on funds purchased and securities sold under agreements to repurchase	312,193		108,591		106,174		140,463		412,218		651,235
Interest on other short-term borrowings	94,965		30,195		33,511		14,062		63,359		97,903
Interest on long-term debt	912,210		628,253		537,223		619,667		739,012		534,924
Portion of rents representative of the interest factor (1/3) of rental expense	51,150		44,599		41,553		40,721		38,999		38,192

Total	$3,203,493		$1,577,826		$1,490,092		$1,932,209		$3,065,973		$3,775,173

Earnings to fixed charges	1.89	x	2.43	x	2.28	x	1.94	x	1.66	x	1.51	x
Ratio 2 - excluding deposit interest
Earnings:
Income before income taxes and extraordinary gain	$2,866,395		$2,257,026		$1,909,138		$1,823,324		$2,029,440		$1,919,556
Fixed charges	1,370,518		811,638		718,461		814,913		1,253,588		1,322,254

Total	$4,236,913		$3,068,664		$2,627,599		$2,638,237		$3,283,028		$3,241,810

Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$312,193		$108,591		$106,174		$140,463		$412,218		$651,235
Interest on other short-term borrowings	94,965		30,195		33,511		14,062		63,359		97,903
Interest on long-term debt	912,210		628,253		537,223		619,667		739,012		534,924
Portion of rents representative of the interest factor (1/3) of rental expense	51,150		44,599		41,553		40,721		38,999		38,192

Total	$1,370,518		$811,638		$718,461		$814,913		$1,253,588		$1,322,254

Earnings to fixed charges	3.09	x	3.78	x	3.66	x	3.24	x	2.62	x	2.45	x